Exhibit 99.1

Rule 163 Free Writing Prospectus

What we are contemplating selling are registered securities. Discussions to date have been to understand your level of interest in participating. If we were to proceed with such an offering, the stock issued would be unrestricted and freely tradable. We’d expect settlement to be in accordance with standard settlement T+3. Documentation would depend upon registered direct or underwritten, which is still under consideration.

The issuer may file a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the company will arrange to send you the prospectus after filing if you request it by calling toll-free 1-866-716-0414.